EXHIBIT 99.1

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1) (iii). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) (iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them to such a statement on Schedule 13D with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Date: April 1, 2013

HYBRID KINETIC AUTOMOTIVE HOLDINGS, LLC,
a Delaware limited liability company

By: COMMONWEALTH INVESTMENTS, LLC,
a California limited liability company,
its Manager

By:	/s/ Jimmy Wang
Name: Jimmy Wang
Title: Manager

COMMONWEALTH INVESTMENTS, LLC
a California limited liability company

By:	/s/ Jimmy Wang
Name: Jimmy Wang
Title: Manager

/s/ Vincent Wang
Vincent Wang

/s/ Jimmy Wang
Jimmy Wang